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                                                          EXHIBIT 4


PROSPECTUS

                          KOLLMORGEN CORPORATION

                              COMMON STOCK

                             Par Value $2.50
                           _____________________

      KOLLMORGEN 1992 STOCK OWNERSHIP PLAN FOR NON-EMPLOYEE DIRECTORS


     Kollmorgen Corporation (the"Company") is hereby offering up to 150,000 shares of its Common Stock, par value $2.50 per share (the "Common Stock") pursuant to the terms of the Kollmorgen 1992 Stock Ownership Plan for Non-Employee Directors, as amended, ("the Plan") to non-employee directors of the Company ("Participants"), issuable upon the (i) exercise of non-qualified stock options, and (ii) payment of at least 50% of the yearly retainer paid by the Company to its non-employee directors. Such offering is made at the price and on the terms and conditions contained in the Plan.

     Persons who receive or purchase such Common Stock pursuant to the Plan may from time to time sell such shares on the New York Stock Exchange (the "NYSE"), at prevailing market prices and upon the payment of normal brokerage commissions for transactions effected on any of such Exchanges, subject to the requirement that any such sales that are effected by affiliates (as such term is defined under the General Rules and Regulations under the Securities Act) of the Company, and donees of such affiliates, must be made either pursuant to a separate prospectus prepared in accordance with the requirements of the Securities Act or pursuant to Rule 144 thereunder, unless otherwise exempt from the registration provisions of the Securities Act. No part of the proceeds of such resales will be received by the Company or any of its subsidiaries.

     The NYSE has authorized the listing, upon official notice of issuance, of the shares of the Common Stock to which this Prospectus relates.
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       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                 --------------------------------------

     Neither delivery of this document (and the document required to be delivered with this document pursuant to Rule 428(b)(2) under the Securities Act) nor any sale made under the Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of the Prospectus or the dates as of which information is set forth therein. No person has been authorized to give any information or to make any representations, other than as contained in the Prospectus or in the documents incorporated by reference therein, in connection with the offer contained in the Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. The Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any state or other jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.

                 -------------------------------------

        This date of this document is December 16, 1996

                 -------------------------------------


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             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the following documents heretofore filed by the Company with the Commission:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1991;

     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above;

     (c) the description of the Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" contained in the Company's Registration Statement on Form 8-A dated April 6, 1978, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, incorporated herein by reference are all documents hereafter filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold and such documents shall be deemed to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom this document is delivered, upon request of any such person, a copy of all or any of the foregoing documents incorporated herein by reference (other than exhibits to such documents) and any other document required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Written or telephone requests for the above documents, or for any other information regarding the Plan and the administration of the Plan, should be directed to Kollmorgen Corporation, 1601 Trapelo Road, Waltham, Massachusetts 02154, telephone (617) 890-5655, Attention: Corporate Secretary.

General Nature and Purpose of the Plan

     At the Annual Meeting of Shareholders held on May 13, 1992, a majority of the Company's outstanding shares entitled to vote thereon approved the adoption of the Plan. On May 8, 1996, a majority of the Company's outstanding shares entitled to vote thereon ad=pproved certain amendments to the Plan. The purpose of the Plan is to assist the Company in attracting and retaining qualified persons as non-employee members of the Board of Directors of the Company by giving them a proprietary interest in the Company. The Plan provides for (i) the payment of at least 50% of a non-employee director's annual retainer by delivery of shares of the Company's Common Stock, and (ii) the grant to Participants of non-qualified stock options to purchase shares of Common Stock (collectively, the "Shares").

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Amount of Common Stock Available Under the Plan

     Under the Plan, up to 325,000 Shares are available and may be authorized and unissued shares or issued and reacquired shares, as the Board of Directors may from time to time determine.

Stock Options
  Each Participant shall receive a non-qualified stock option to purchase 15,000 Shares of Common Stock immediately upon the adjournment of the 1996 Annual Meeting of Shareholders. Each Participant who is first elected to the Board after the 1996 Annual Meeting shall automatically be granted an option to purchase 15,000 Shares of Common Stock (the "1996 Options"). Each non-employee director who receives such a stock option will be entitled to receive an additional non-qualified stock option ("Additional Options") equal to the number of shares (up to 10,000) the director purchases on the open market during a ninety (90) day period commencing as of the first trading day following the date of the initial grant.

  Prior to the amendments adopted at the 1996 Annual Meeting of Shareholders, each Participate and those who were elected to the Board after the 1992 Annual Meeting of Shareholders automatically were granted non-qualified options to purchase 2,000 Shares of Common Stock every two years (the "1992 Options").

  Each option is exercisable for one-half of the optioned shares on each successive year from the date of grant. No option is exercisable after the expiration of ten years from the date of grant. The exercise price of the Common Stock under each option shall be the fair market value of a share of Common Stock on the date of grant. With respect to Additional Options, the exercise price of a share of Common Stock is the fair market value on the 91st day after the grant of the 1996 Options. Fair market value is defined as the closing price of the Common Stock on the New York Stock Exchange-Composite Tape on the date of grant, or, if no sale of Common Stock has been made on such date, on the next preceding date on which there is a sale of Common Stock. Payment of the exercise price may be made in cash, shares of Common Stock, or a combination thereof.

     In the event of the termination of a Participant's service other than for cause (as defined in the Plan) or a voluntary resignation without the consent of the Board (in which events the options terminate immediately), the option may be exercised for a period of ninety days after the date of termination of service with respect to 1992 Options or, with respect to the 1996 Options, for a period equal to the greater of (x) one month for each year of service as a non-employee director up to twelve months or (y) 90 days after the date of termination of service, or for up to one year by his estate in the case of the death of a Participant. Options may not be transferred otherwise than (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986.

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Directors' Fee Shares

     Under the Plan, each Participant has elected to take 50% of his quarterly retainer (currently $3,000) in shares of Common Stock based upon the fair market value at the end of each calendar quarter. Participants may, upon six (6) months and one (1) day notice, increase their percentage of directors' fee shares up to 100% of their quarterly retainer fee. Certificates for shares of Common Stock purchased under this provision of the Plan shall be delivered to each Participant six months after each calendar quarter; provided, however, the Participant shall have the right to receive dividends and to vote such shares.

Administration of Plan

     The Plan is designed to operate automatically and not require administration since stock option grants and directors' fee shares are determined on a non-discretionary basis according to a fixed formula. However, to the extent administration is necessary, the Plan will be administered by the Personnel and Compensation Committee (the "Committee") of the Board of Directors. The Plan will permit Participants to be "disinterested" as defined in the regulations of the Securities and Exchange Commission under Sec. 16 of the Securities Exchange Act of 1934, as amended, thus allowing these directors to administer the Plan in compliance with the exemptions from the short-swing liability provisions contained in Sec. 16. Decisions and determinations of the Committee shall be final and binding upon all persons having an interest in the Plan.

Stock Option Agreement

     The terms of each grant of a stock option shall be embodied in an Agreement which shall contain terms not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (i) state the grant date of such option, (ii) state the number of shares of Common Stock issuable in connection with the option, (iii) state the exercise price of the option, (iv) be signed by the Participant and, on behalf of the Corporation, by a person designated by the Committee, and
(v) be delivered to the Participant. Notwithstanding anything contained herein, each grant of an option shall be conditioned upon the recipient signing such Agreement.

Eligible Participants

     There are currently six (6) non-employee directors of the Company.

Adjustments

     Under the Plan, in the event of any consolidation, recapitalization, merger, reconfirmation, stock split, stock dividend, distribution of property, special dividend or other change in corporate structure, adjustments may be made by the Committee in order to preserve to the holders of options and directors' fee shares substantially equivalent rights. In the event of a Corporate Termination (as defined in the Plan), each optionee shall receive from the Company an amount in cash, in a lump

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sum, for each share of Common Stock subject to option (whether vested or not vested) equal to the difference between the exercise price of the option and the fair market value of a share of Common Stock prior to the Corporate Termination.

Term

     The Plan will terminate on the tenth anniversary of its adoption, except that options then outstanding may continue to be exercised until ten years from the date of grant.

     The Board of Directors may at any time alter, terminate, amend or suspend the Plan, provided, however, that (i) any amendment which must be approved by the shareholders of the Corporation in order to maintain the continued qualification of the Plan under Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision, or the approval of which is otherwise required by law or by the rules of any stock exchange upon which shares of Common Stock are traded, shall not be effective unless and until such shareholder approval has been obtained in compliance with such rule or law, and (ii) provisions of the Plan which govern the amount, price or timing of the award of an option shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder.

Resale Restrictions

     Shares of Common Stock acquired under the Plan by persons other than affiliates of the Corporation are not subject to any restrictions limiting their ability to resell such shares. However, affiliates of the Company, as defined in Rule 405 under the Securities Act of 1933, are not able to reoffer or resell shares acquired upon the Plan without first filing a registration statement with the Commission covering such reoffers or resales prepared in accordance with the Commission's applicable registration forms or exemptive relief or, in the alternative, complying with the provisions of Rule 144 under such Act.

U.S. Federal Income Tax Effects

     The following is a summary of the federal income tax consequences upon the issuance and exercise of non-qualified stock options and the payment of directors' fee shares under the Plan. In general, this summary is applicable only to participants who are citizens or residents of the United States and is for general information purposes only. The following discussion does not purport to be complete and does not cover, among other things, foreign, state and local tax treatment of participation in the Plan. Furthermore, differences in participants' financial situations may cause federal, state and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his own accountant, legal counsel or other financial advisor regarding the tax consequences of participation in the Plan.

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     The Plan is neither subject to the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), nor qualified under Sec. 401(a) of the Code.

     Each Participant will generally be required to include in his taxable income the fair market value of the Shares received as of the date that the restriction imposed by Section 16(b) of the Securities Exchange Act of 1934 (the "Section 16(b) restriction") lapses i.e. six months after issuance. Such income must be included in the Participant's taxable income for the tax year in which the Section 16(b) restriction lapses, which could possibly be a different year than the tax year in which the stock is issued. For purposes of determining the Participant's holding period of the stock with respect to the application of federal tax rules to a subsequent disposition thereof, such holding period would not begin until the date on which the Section 16(b) restriction lapses.

     Separately with respect to each issuance of stock, each Participant may elect to include in his taxable income the fair market value of such stock immediately upon issuance in lieu of including in his taxable income the fair market value of such stock on the date that the Section 16(b) restriction lapses. This election is made pursuant to Sec. 83(b) of the Internal Revenue Code and must conform to the requirements of Regulation
Section 1.83.2. In particular, such election must be filed not later than 30 days after the issuance of such stock.

     The grant of a non-qualified stock option will not result in the recognition of taxable income to the holder or in a deduction to the Company. Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the Common Stock purchased over the exercise price. At the time of exercise of the option, the Company will be entitled to a deduction in such amount.

     If a Participant disposes of any Common Stock received upon the exercise of a non-qualified stock option, such Participant will recognize a capital gain or loss equal to the difference between the fair market value of such Common Stock at the time ordinary income was realized and the amount realized on disposition of such Common Stock. The gain or loss will be either long-term or short-term, depending on the holding period. The Company is not entitled to any tax deduction in connection with such disposition of Common Stock. Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the Participant.

Withholding

     The Company shall have the right, prior to delivery of any certificate evidencing shares of Common Stock or upon the grant of any directors' fee shares, to require the relevant Participant to remit to the Company an amount in cash or Common Stock sufficient to satisfy any federal, state or local tax withholding requirements.